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                                                                    EXHIBIT 23.3



                         INDEPENDENT AUDITORS' CONSENT


         As independent certified public accountants, we hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of U.S. Plastic Lumber Corp. pertaining to the resale, from time to time, of 2,618,182 shares of Common Stock and to the incorporation by reference therein of our report dated March 28, 2000 1999, with respect to the restated consolidated financial statements of U.S. Plastic Lumber Corp. and subsidiaries as of and for the year ended December 31, 1999 included in its Form 10KSB filed with the Securities and Exchange Commission on March 30, 2000.



/s/ KPMG LLP
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Miami, FL
April 26, 2000